MDU Resources Reports First Quarter Earnings; Updates Guidance

BISMARCK, N.D. — May 7, 2020 — MDU Resources Group, Inc. (NYSE: MDU) today reported first quarter earnings of $25.1 million, or 13 cents per share, compared to first quarter 2019 earnings of $40.9 million, or 21 cents per share.

“While our operations continue to perform well as our country responds to the COVID-19 pandemic, earnings in the first quarter were adversely impacted by much lower investment returns, milder weather at our utility operations, and an adjustment on a construction contract. We are confident of our ability to continue to provide our customers with the essential services they need, however significant uncertainty exists about the economic impact that may be seen from COVID-19 and lower energy prices and demand,” said David L. Goodin, president and CEO of MDU Resources.

“Our companies are essential service providers, and our work remains vital to Building a Strong America as the country recovers from the pandemic and beyond. Our balance sheet is strong with ample liquidity, and we expect solid operational performance the remainder of the year while maintaining modified work practices in light of health guidelines around COVID-19. Our construction services business has an all-time record backlog of work and our construction materials business’s backlog is near last year’s record level. We anticipate our utility business and natural gas pipeline business will continue with near-normal operations.”

Comparing first quarter 2020 to first quarter 2019, MDU Resources’ businesses collectively experienced an earnings variance of approximately $10.1 million from lower returns on certain benefit plan investments. The company attributes this change in investment returns to the recent downturn in financial markets compared to strong market performance in the first quarter of 2019.

Based on first quarter results, as well as potential impacts from COVID-19 and reduced prices and demand for oil and related products, MDU Resources is adjusting its earnings guidance for 2020 to $1.50 to $1.70 per share.

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility earned $43.7 million in the first quarter, compared to $52.0 million in the first quarter of 2019. Electric sales were approximately 7.1% lower and natural gas sales were approximately 10.9% lower in the quarter compared to last year, primarily the result of milder winter weather and customer conservation programs. Weather ranged from 7% to 21% warmer than the prior period across the company’s eight-state region. Rate relief in certain jurisdictions was offset by higher depreciation expenses and lower investment returns.

Earnings at the pipeline business were $7.4 million for the first quarter, compared to $6.8 million in the first quarter last year. Earnings were favorably impacted by higher transportation rates and record transportation volumes, up approximately 13% over the same period last year. The company continues preparatory work on its North Bakken Expansion Project in western North Dakota, on which construction is expected to begin in early 2021.

Construction Materials and Services
The construction services business in the first quarter had record revenues, up approximately 22% over last year’s record first quarter revenues. Earnings were $16.8 million for the quarter, compared to $20.0 million in first quarter 2019. Earnings were negatively impacted by an out-of-period adjustment of $6.7 million, after tax, to correct revenue recognition on a construction contract. This adjustment was related to, but not material to, the prior year’s results. The company continues to see strong demand for its services. Its backlog of work at March 31 was a record $1.27 billion, compared to last year’s record $1.02 billion at March 31. As previously announced, this business in February acquired PerLectric, Inc., a leading electrical construction company in Fairfax, Virginia.

The construction materials business experienced a seasonal loss in the first quarter of $38.2 million compared to a loss of $34.4 million in first quarter 2019. Although favorable weather in the quarter allowed the company to begin construction work in certain areas earlier than last year, earnings in the quarter were negatively impacted by higher payroll-related costs and lower investment returns. As previously announced, this business in February acquired a precast and prestressed concrete operation in Spokane, Washington, which complements the company’s existing prestressed operations in the Northwest. The construction materials backlog of work at March 31 was $905 million, compared to a record $943 million at March 31 last year.

Liquidity Status
MDU Resources has ample liquidity available, with approximately $116.5 million of cash and $431.8 million of committed credit facility capacity available at March 31, to operate its businesses and fund its 2020 capital program. No revolving credit facilities mature until 2024 and no significant long-term debt matures until 2022. MDU Resources’ subsidiary Montana-Dakota Utilities Co. entered into a $75 million term-loan agreement in early April to provide additional capacity and financing flexibility.

MDU Resources has reviewed and adjusted the timing of certain capital projects based on challenges related to COVID-19. The company’s operating cash flows, cash on hand, and debt financing activity are sufficient to fund the company’s 2020 capital program. MDU Resources currently does not anticipate issuing equity this year.

Guidance
MDU Resources expects earnings per share in the range of $1.50 to $1.70 in 2020, based on these assumptions:

•	Under COVID-19-related modified working conditions, a gradual reopening of the national economy beginning in the second quarter.

•	Normal weather conditions, including precipitation and temperatures, across all service areas.

•	No significant acquisitions or divestitures.

•	Investing $599 million for capital projects.

•	Construction services revenues in the range of $1.85 billion to $2.05 billion and construction materials revenues in the range of $2.1 billion to $2.3 billion.

Corporate Strategy
The company is an essential services provider, and its strategy is to enhance shareholder value by increasing market share and profitability in its regulated energy delivery and construction materials and services businesses, and through organic growth opportunities and a disciplined approach to strategic acquisitions of well-managed companies and properties. On a consolidated basis, the company anticipates 5% to 8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss first quarter results on a webcast at 11 a.m. EDT May 8. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through May 22 at 855-859-2056, or 404-537-3406 for international callers, conference ID 4981249.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and financial guidance, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC, including the company's Form 10-Q for the period ending March 31, 2020.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	First Quarter 2020 Earnings	First Quarter 2019 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$51.1	$58.8
Construction materials and services	(21.4)	(14.4)
Other and eliminations	(4.2)	(3.3)
Income from continuing operations	25.5	41.1
Loss from discontinued operations, net of tax	(.4)	(.2)
Net income	$25.1	$40.9
Earnings per share:
Income from continuing operations	$.13	$.21
Discontinued operations, net of tax	—	—
Earnings per share	$.13	$.21

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2020	2019
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$418.7	$439.6
Nonregulated pipeline, construction materials and contracting, construction services and other	778.7	651.6
Total operating revenues	1,197.4	1,091.2
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	87.6	87.8
Nonregulated pipeline, construction materials and contracting, construction services and other	733.4	615.1
Total operation and maintenance	821.0	702.9
Purchased natural gas sold	165.4	183.9
Depreciation, depletion and amortization	69.2	59.9
Taxes, other than income	64.1	54.0
Electric fuel and purchased power	20.6	26.3
Total operating expenses	1,140.3	1,027.0
Operating income	57.1	64.2
Other income (expense)	(1.0)	7.6
Interest expense	24.6	23.4
Income before income taxes	31.5	48.4
Income taxes	6.0	7.3
Income from continuing operations	25.5	41.1
Loss from discontinued operations, net of tax	(.4)	(.2)
Net income	$25.1	$40.9

Earnings per share – basic:
Income from continuing operations	$.13	$.21
Discontinued operations, net of tax	—	—
Earnings per share – basic	$.13	$.21
Earnings per share – diluted:
Income from continuing operations	$.13	$.21
Discontinued operations, net of tax	—	—
Earnings per share – diluted	$.13	$.21
Weighted average common shares outstanding – basic	200.4	196.4
Weighted average common shares outstanding – diluted	200.5	196.4

Selected Cash Flows Information
	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Operating activities:
Net cash provided by continuing operations	$79.7	$2.1
Net cash used in discontinued operations	(.4)	(.6)
Net cash provided by operating activities	79.3	1.5
Investing activities:
Net cash used in continuing operations	(202.5)	(160.1)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(202.5)	(160.1)
Financing activities:
Net cash provided by continuing operations	173.2	154.3
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	173.2	154.3
Increase (decrease) in cash and cash equivalents	50.0	(4.3)
Cash and cash equivalents - beginning of year	66.5	54.0
Cash and cash equivalents - end of period	$116.5	$49.7
At March 31, 2020, the company had approximately $116.5 million of cash and cash equivalents as a result of increased borrowings of commercial paper and borrowings under revolving credit agreements at Montana-Dakota Utilities and Centennial Energy Holdings to enhance liquidity and financing flexibility in response to challenges accessing commercial paper markets in the first quarter of 2020. The company has access to additional liquidity through its commercial paper programs and revolving credit agreements with available capacity of $431.8 million at March 31. On April 8, 2020, MDU Resources' subsidiary, Montana-Dakota Utilities Co., entered into a $75 million term loan, which was used to repay all of its outstanding revolving credit agreement borrowings and a portion of its outstanding commercial paper borrowings.

Outstanding Revolving Credit Facilities
Balance at March 31, 2020
Company	Facility		Facility Limit		Amount Outstanding	Letters of Credit		Expiration Date
			(In millions)
Montana-Dakota Utilities Co.	Commercial paper/Revolving credit agreement	(a)	$175.0		$135.0	$—		12/19/24
Cascade Natural Gas Corporation	Revolving credit agreement		$100.0	(b)	$53.6	$2.2	(c)	6/7/24
Intermountain Gas Company	Revolving credit agreement		$85.0	(d)	$—	$1.4	(c)	6/7/24
Centennial Energy Holdings, Inc.	Commercial paper/Revolving credit agreement	(e)	$600.0		$336.0	$—		12/19/24

(a)
The commercial paper program is supported by a revolving credit agreement with various banks (provisions allow for increased borrowings, at the option of Montana-Dakota on stated conditions, up to a maximum of $225.0 million). At March 31, 2020, Montana-Dakota had $80.0 million outstanding under the commercial paper program and $55.0 million outstanding under the revolving credit agreement.

(b)	Certain provisions allow for increased borrowings, up to a maximum of $125.0 million.

(c)	Outstanding letter(s) of credit reduce the amount available under the credit agreement.

(d)	Certain provisions allow for increased borrowings, up to a maximum of $110.0 million.

(e)
The commercial paper program is supported by a revolving credit agreement with various banks (provisions allow for increased borrowings, at the option of Centennial on stated conditions, up to a maximum of $700.0 million). At March 31, 2020, Centennial had $185.0 million outstanding under the commercial paper program and $151.0 million outstanding under the revolving credit agreement.

Capital Expenditures
Business Line	2020 Estimated	2021 Estimated	2022 Estimated	2020 - 2024 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$95	$137	$148	$563
Natural gas distribution	189	207	196	940
Pipeline	83	304	53	562
	367	648	397	2,065
Construction materials and services
Construction services	70	20	20	151
Construction materials and contracting	157	154	157	692
	227	174	177	843
Other	5	3	3	17
Total capital expenditures	$599	$825	$577	$2,925
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2020 include line-of-sight opportunities at the company's business units. Capital expenditures have been updated to accommodate project timeline and scope changes made throughout the quarter. Acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $550 million to $600 million in 2020.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations is also provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP net income to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segments' condensed income statement.

	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Net income	$25.1	$40.9
Loss from discontinued operations, net of tax	.4	.2
Income from continuing operations	25.5	41.1
Adjustments:
Interest expense	24.6	23.4
Income taxes	6.0	7.3
Depreciation, depletion and amortization	69.2	59.9
EBITDA from continuing operations	$125.3	$131.7
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. This financial measure, adjusted gross margin, can be used in addition to operating revenues and operating expenses when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's non-GAAP financial measure, adjusted gross margin, may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segment's operating income to adjusted gross margin.

Electric
	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Operating income	$14.9	$18.0
Adjustments:
Operating expenses:
Operation and maintenance	30.7	30.2
Depreciation, depletion and amortization	15.5	13.7
Taxes, other than income	4.3	4.2
Total adjustments	50.5	48.1
Adjusted gross margin	$65.4	$66.1

Natural Gas Distribution
	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Operating income	$50.0	$50.3
Adjustments:
Operating expenses:
Operation and maintenance	46.0	46.3
Depreciation, depletion and amortization	20.8	19.4
Taxes, other than income	6.1	6.2
Total adjustments	72.9	71.9
Adjusted gross margin	$122.9	$122.2

Regulated Energy Delivery

Electric	Three Months Ended
	March 31,
	2020	2019
	(Dollars in millions, where applicable)
Operating revenues	$86.1	$92.6
Electric fuel and purchased power	20.6	26.3
Taxes, other than income	.1	.2
Adjusted gross margin	65.4	66.1
Operating expenses:
Operation and maintenance	30.7	30.2
Depreciation, depletion and amortization	15.5	13.7
Taxes, other than income	4.3	4.2
Total operating expenses	50.5	48.1
Operating income	14.9	18.0
Other income (expense)	(.4)	2.1
Interest expense	6.8	6.4
Income before income taxes	7.7	13.7
Income taxes	(3.7)	(1.8)
Net income	$11.4	$15.5
Adjustments:
Interest expense	6.8	6.4
Income taxes	(3.7)	(1.8)
Depreciation, depletion and amortization	15.5	13.7
EBITDA	$30.0	$33.8
Retail sales (million kWh):
Residential	330.6	379.6
Commercial	375.8	406.2
Industrial	153.0	139.5
Other	20.4	21.9
	879.8	947.2
Average cost of electric fuel and purchased power per kWh	$.021	$.025
The electric business reported net income of $11.4 million in the first quarter of 2020, compared to $15.5 million for the same period in 2019. The decrease in net income was largely the result of a $2.2 million negative impact from lower investment returns on certain benefit plans and higher depreciation, depletion and amortization expense. Also contributing to the decrease was lower adjusted gross margins, the result of a 7.1% decrease in electric sales volumes due to mild winter weather across its service territory, which was offset in part by rate recovery in Montana.
The electric business's EBITDA decreased $3.8 million in the first quarter of 2020, compared to 2019, primarily the result of lower investment returns and decreased sales volumes, partially offset by approved rate recovery, as previously discussed.

Natural Gas Distribution	Three Months Ended
	March 31,
	2020	2019
	(Dollars in millions, where applicable)
Operating revenues	$326.6	$342.1
Purchased natural gas sold	190.5	207.8
Taxes, other than income	13.2	12.1
Adjusted gross margin	122.9	122.2
Operating expenses:
Operation and maintenance	46.0	46.3
Depreciation, depletion and amortization	20.8	19.4
Taxes, other than income	6.1	6.2
Total operating expenses	72.9	71.9
Operating income	50.0	50.3
Other income	.3	2.9
Interest expense	9.2	8.4
Income before income taxes	41.1	44.8
Income taxes	8.8	8.3
Net income	$32.3	$36.5
Adjustments:
Interest expense	9.2	8.4
Income taxes	8.8	8.3
Depreciation, depletion and amortization	20.8	19.4
EBITDA	$71.1	$72.6
Volumes (MMdk)
Retail sales:
Residential	27.7	31.4
Commercial	18.8	20.9
Industrial	1.5	1.6
	48.0	53.9
Transportation sales:
Commercial	.7	.8
Industrial	45.6	40.6
	46.3	41.4
Total throughput	94.3	95.3
Average cost of natural gas per dk	$3.97	$3.85
The natural gas distribution business reported net income of $32.3 million in the first quarter of 2020, compared to $36.5 million for the same period in 2019. The decrease in net income was largely the result of a $3.0 million negative impact from lower investment returns on certain benefit plans. Also contributing to the decrease was higher depreciation, depletion and amortization expense from increased property, plant and equipment balances. An increase in adjusted gross margin, primarily from approved rate recovery in certain jurisdictions, was offset in part by a decrease in retail sales volumes from warmer weather in jurisdictions without weather normalization mechanisms in place.
The natural gas distribution business's EBITDA decreased $1.5 million in the first quarter of 2020, compared to 2019, primarily the result of lower investment returns and decreased sales volumes, partially offset by approved rate recovery, as previously discussed.

Pipeline	Three Months Ended
	March 31,
	2020	2019
	(Dollars in millions)
Operating revenues	$35.8	$32.6
Operating expenses:
Operation and maintenance	15.0	14.6
Depreciation, depletion and amortization	5.8	4.8
Taxes, other than income	3.6	3.3
Total operating expenses	24.4	22.7
Operating income	11.4	9.9
Other income	—	.6
Interest expense	1.9	1.8
Income before income taxes	9.5	8.7
Income taxes	2.1	1.9
Net income	$7.4	$6.8
Adjustments:
Interest expense	1.9	1.8
Income taxes	2.1	1.9
Depreciation, depletion and amortization	5.8	4.8
EBITDA	$17.2	$15.3
Transportation volumes (MMdk)	111.7	98.7
Natural gas gathering volumes (MMdk)	3.3	3.4
Customer natural gas storage balance (MMdk):
Beginning of period	16.2	13.9
Net withdrawal	(12.4)	(11.6)
End of period	3.8	2.3
The pipeline business reported net income of $7.4 million in the first quarter of 2020, compared to $6.8 million in 2019. The increase in net income was primarily due to higher transportation volumes largely the result of organic growth projects being placed into service, and higher transportation rates associated with a Federal Energy Regulatory Commission rate case settled in late 2019. Higher depreciation, depletion and amortization expense, driven by higher depreciation rates from the rate case and increased property, plant and equipment balances from organic growth projects, as well as $600,000 lower investment returns on certain benefit plans partially offset the increase in net income.
The pipeline business's EBITDA increased $1.9 million in the first quarter of 2020, compared to 2019, primarily from higher transportation volumes and rates, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Operating revenues	$514.7	$420.9
Cost of sales:
Operation and maintenance	436.2	351.6
Depreciation, depletion and amortization	3.9	3.7
Taxes, other than income	23.4	15.9
Total cost of sales	463.5	371.2
Gross margin	51.2	49.7
Selling, general and administrative expense:
Operation and maintenance	23.9	20.3
Depreciation, depletion and amortization	1.9	.3
Taxes, other than income	1.6	1.6
Total selling, general and administrative expense	27.4	22.2
Operating income	23.8	27.5
Other income	.1	.6
Interest expense	1.2	1.2
Income before income taxes	22.7	26.9
Income taxes	5.9	6.9
Net income	$16.8	$20.0
Adjustments:
Interest expense	1.2	1.2
Income taxes	5.9	6.9
Depreciation, depletion and amortization	5.8	4.0
EBITDA	$29.7	$32.1
The construction services business reported net income of $16.8 million in the first quarter of 2020, compared to $20.0 million for the same period in 2019. Net income was negatively impacted by an out-of-period adjustment of $6.7 million, after tax, to correct revenue recognition on a construction contract related to and which was not material to the prior year's results. Higher selling, general and administrative costs, primarily office-related and payroll costs, also had a negative impact on the quarter. Partially offsetting the decrease were higher workloads at both inside and outside specialty contracting lines. Inside specialty contracting continued to see strong customer demand in the hospitality and high-tech industries, which drove an increase in workloads, while outside specialty contracting workloads increased from high demand in the utility industry. Outside specialty contracting workloads were partially offset by a decrease in equipment sales and rentals.
The construction services business's EBITDA decreased $2.4 million in the first quarter of 2020, compared to 2019, primarily a result of the previously discussed out-of-period adjustment partially offset by the increase in workloads.

Construction Materials and Contracting	Three Months Ended
	March 31,
	2020	2019
	(Dollars in millions)
Operating revenues	$262.2	$227.2
Cost of sales:
Operation and maintenance	250.7	220.8
Depreciation, depletion and amortization	19.6	16.8
Taxes, other than income	9.5	8.4
Total cost of sales	279.8	246.0
Gross margin	(17.6)	(18.8)
Selling, general and administrative expense:
Operation and maintenance	22.4	20.0
Depreciation, depletion and amortization	1.0	.8
Taxes, other than income	2.3	2.0
Total selling, general and administrative expense	25.7	22.8
Operating loss	(43.3)	(41.6)
Other income (expense)	(1.1)	1.3
Interest expense	5.2	5.3
Loss before income taxes	(49.6)	(45.6)
Income taxes	(11.4)	(11.2)
Net loss	$(38.2)	$(34.4)
Adjustments:
Interest expense	5.2	5.3
Income taxes	(11.4)	(11.2)
Depreciation, depletion and amortization	20.6	17.6
EBITDA	$(23.8)	$(22.7)
Sales (000's):
Aggregates (tons)	4,217	3,871
Asphalt (tons)	227	166
Ready-mixed concrete (cubic yards)	704	608
The construction materials and contracting business reported a seasonal loss of $38.2 million in the first quarter of 2020, compared to a loss of $34.4 million in the same period in 2019. The increased loss was driven by a $2.4 million negative impact from lower investment returns on certain benefit plans, as well as higher selling, general and administrative expense, largely related to increased payroll-related costs. Partially offsetting the increased loss were higher construction and materials revenues and gross margins due to an earlier start to the construction season in certain regions.
The construction materials and contracting business's EBITDA decreased $1.1 million in the first quarter of 2020, compared to 2019. The decreased EBITDA was largely the result of lower investment returns, as previously discussed.

Other
	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Operating revenues	$3.0	$7.8
Operating expenses:
Operation and maintenance	2.0	7.2
Depreciation, depletion and amortization	.7	.4
Taxes, other than income	—	.1
Total operating expenses	2.7	7.7
Operating income	.3	.1
Other income	.1	.2
Interest expense	.3	.4
Income (loss) before income taxes	.1	(.1)
Income taxes	4.3	3.2
Net loss	$(4.2)	$(3.3)
The net loss for Other was negatively impacted as a result of income tax adjustments related to the consolidated company's annualized estimated tax rate. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	March 31,
	2020		2019
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$14.15		$13.17
Market price per common share	$21.50		$25.83
Dividend yield (indicated annual rate)	3.9%		3.1%
Price/earnings from continuing operations ratio (12 months ended)	13.4	x	18.9	x
Market value as a percent of book value	151.9%		196.1%
Net operating cash flow (year to date)	$79		$2
Total assets	$7,851		$7,279
Total equity	$2,837		$2,606
Total debt	$2,455		$2,268
Capitalization ratios:
Total equity	53.6%		53.5%
Total debt	46.4		46.5
	100.0%		100.0%